Eagle Bulk Shipping Inc. Receives Commitment for a New Credit Facility Totaling USD 208 Million

STAMFORD, Conn., January 22, 2019 (GLOBE NEWSWIRE) -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle” or the “Company”) announced today that Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company, has received a loan commitment from a consortium of banks for a new five year senior secured facility (the “Facility”) totaling approximately USD 208 million, bearing an interest rate of LIBOR plus 2.50% and maturing in 2024.

The Facility will include a term loan equating to approximately USD 153 million and a revolving credit facility of USD 55 million, and will be used to refinance the existing debt of Eagle Bulk Ultraco LLC and Eagle Shipping LLC (the “Refinanced Debt”), as well as for general corporate purposes, including capital expenditures relating to the installation of exhaust gas cleaning systems, or scrubbers. Upon the closing of the transaction and the repayment in full of the Refinanced Debt, the Company expects to achieve approximately USD 65 million of incremental liquidity.

Financing for the Facility will be provided by ABN AMRO, Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB, DNB Bank ASA, Danish Ship Finance, and Nordea. The Facility is expected to close by the end of this month, subject to the negotiation and execution of customary definitive documentation and satisfaction of certain closing conditions. The Facility may be increased by up to an additional USD 60 million for the acquisition of additional vessels, subject to certain conditions.

About Eagle Bulk Shipping Inc.
Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. Eagle Bulk owns one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax/ Ultramax vessels, which are fitted with on-board cranes, range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.
For further information, please visit our website: www.eagleships.com.

Forward-Looking Statements
Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Furthermore, there can be no assurance that the syndication of the Facility will be successful or that the Facility will be obtained on the terms described above or ultimately entered into. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping, Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact:
Rose & Company
Tel. +1 212-359-2228